UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under Rule 14a-12

Rockwell Medical, Inc.
(Name of Registrant as Specified in Its Charter)

Richmond Brothers, Inc.

RBI Private Investment I, LLC

RBI Private Investment II, LLC

RBI PI Manager, LLC

Richmond Brothers 401(k) Profit Sharing Plan

David S. Richmond

Matthew J. Curfman

Norman J. Ravich Irrevocable Trust

Norman and Sally Ravich Family Trust

Alexander Coleman Ravich 1991 Irrevocable Trust

Alyssa Danielle Ravich 1991 Irrevocable Trust

Mark H. Ravich

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Richmond Brothers, Inc. and Mark H. Ravich, together with the other participants named herein (collectively, “Richmond Brothers”), have filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Richmond Brothers’ highly-qualified director nominee to the Board of Directors of Rockwell Medical, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 6, 2017, Richmond Brothers issued the following press release, which was also posted to www.richmondbrothers.com/time-for-action-at-rmti, which can be reached from www.richmondbrothers.com:

Richmond Brothers and Mark Ravich File Preliminary Proxy on Rockwell Medical, Inc.

Believe Company’s Recent Announcements Are Nothing More than a Reactive Attempt to Stave Off Proxy Contest, Rather than a Sincere Effort to Improve Corporate Governance

Highlight Disastrous Historical Stock Price Performance and Note that RMTI’s Share Price Is Down 52.5% over the Three Years Leading up to Richmond/Ravich Public Involvement

Criticize Egregious Executive Compensation Plan that Threatens to Issue Over 29 Million Shares – More than 50% of the Currently Outstanding Shares – Representing an Unacceptable Dilution of Shareholders

Reaffirm Commitment to Electing Shareholder Representative to the Board to Drive Value Creation and Improve Corporate Governance

JACKSON, MI and ST. LOUIS PARK, MN (April 6, 2017) – Richmond Brothers, Inc., a Michigan-based SEC registered investment advisor and wealth management firm that is the largest beneficial owner of Rockwell Medical, Inc. (NASDAQ: RMTI) (“Rockwell” or the “Company”), and Mark H. Ravich, who together with their affiliates beneficially own over 6.1 million shares, or 11.9% of the Company’s outstanding common stock, today commented on their filing of a preliminary proxy statement in connection with Rockwell’s upcoming annual meeting of shareholders.

David S. Richmond, Chairman of Richmond Brothers, Inc., and Mark H. Ravich issued the following statement:

“Rockwell’s most recent announcement regarding its so-called ‘corporate governance enhancements’ appears to be just the Company’s latest defensive and reactionary ploy in response to our involvement, and an apparent attempt to temporarily distract shareholders from the underperformance and corporate governance shortcomings that have plagued the Company for years. In our view, the Company would not have taken these steps were it not for our involvement – history has shown that the Company has not been interested in making proactive change absent a looming proxy contest. We are also concerned that the Company’s newly-acquired interest in improving its corporate governance practices may be abandoned if a public shareholder representative is not elected to the Board.

Simply put, we believe Rockwell’s announcement is nothing more than ‘window dressing’ designed to win the current proxy contest. In our view, the incumbent leadership team’s actions over the years speak much louder than their recent words. The fact that the Company has filed a lawsuit against us, for example, belies the lengths to which Rockwell’s leadership will go to keep shareholders’ voices out of the boardroom.

Further, Rockwell’s historical compensation practices provide yet another example of the incumbent Board’s apparent disinterest in proactively taking action in the best interests of shareholders. For instance, Institutional Shareholder Services (ISS), one of the leading institutional proxy advisory firms, has repeatedly raised high levels of concern with respect to the alignment of CEO pay and the Company’s performance, noting that Chairman and CEO Robert Chioini’s pay was 5.49 times the median of Rockwell’s peers in 2014 and 4.61 times the median of its peers in 2015.1 This is even more troubling when taking into account the Company’s poor performance under his leadership.

Perhaps most troubling to us is the Board’s apparent belief that its 2017 equity compensation plan (the “2017 Plan”) represents an improvement to the Company’s 2016 equity compensation plan (the “2016 Plan”) that shareholders voted down at the 2016 Annual Meeting.

While the 2016 Plan sought to reserve a total of 7,500,000 shares for issuance under its proposed 10-year life, by our calculations, over 29 million shares could potentially be issued under the 2017 Plan during its 10-year life, if not more. This amounts to approximately 56% of the Company’s currently outstanding shares. Keep in mind, this would be in addition to the nearly 15% of the Company that has already been given to insiders under prior equity plans. In our view, this represents a completely unacceptable level of potential dilution for shareholders.

The fact that the Board has adopted a plan of this magnitude shows, in our view, that the incumbent directors are still not making a serious effort to improve corporate governance. Does anyone actually think the same old Board will act differently than in years past without a shareholder representative in the boardroom working hard to stop outrageous actions such as this?

Rather than focus on the substantial number of shares voting against both the 2016 Plan and the Compensation Committee Chair last year (when shareholders registered a 44% disapproval vote on the Chairman of the Compensation Committee, Ronald Boyd), and seeking to understand its shareholders’ concerns with the Company’s compensation plans, the Board apparently chose to focus, instead, on what it called the low voter response in 2016 – despite a substantially lower voter response the prior year. We believe the 2017 Plan, a plan significantly more dilutive than the 2016 Plan, sets a new low in Board responsiveness to shareholder concerns.

The real story at Rockwell, we believe, is one of disappointing performance, management inexperience, lack of successful execution, lack of regard for shareholders’ best interests, and subpar corporate governance – all of which has characterized the Company for years. In our view, these issues are the driving factors in Rockwell’s terrible stock price performance over the near and long term. In fact, as the chart below illustrates, Rockwell has delivered negative returns over the trailing 1, 3, 5, and 10 years prior to our involvement, and has underperformed the NASDAQ Biotechnology Index (NBI) Index by a staggering 315% over the past 10 years.

Total Shareholder Return2

	1-Year	3-Year	5-Year	10-Year
RMTI	-24.2%	-52.5%	-38.6%	-21.8%
NBI Index	12.5%	12.4%	151.2%	293.2%
RMTI Underperformance	-36.7%	-64.9%	-189.8%	-315%
Source: Bloomberg

Despite the Company’s apparent efforts to create an illusion that all is well at Rockwell, we continue to be committed to electing a director who will truly represent shareholders’ best interests, endeavor to create a culture of good corporate governance, and properly oversee management at the Company. We believe Rockwell’s recent actions further illustrate the need for urgent change at the Board level, and we look forward to continuing to make our case to shareholders in advance of the Annual Meeting.”

1 According to ISS reports from Rockwell’s past two annual meetings.

2 Reflects total returns for the trailing 1-, 3-, 5-, and 10-year periods through February 20, 2017 (the day prior to Richmond Brothers’ public involvement with respect to the Company).

For more information, and to see other communications and filings from Richmond Brothers and Mark Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

About Richmond Brothers, Inc.

Richmond Brothers, Inc. is an SEC registered investment advisor and wealth management firm founded in 1994.

About Mark H. Ravich

Mark Ravich is a private investor and currently serves as President of Tri-Star Management, Inc., a commercial real estate management and syndication company that he co-founded in 1998.

Shareholder Contact

Saratoga Proxy Constulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Media Contact

Sloane & Company

Joe Germani / Jaimee Pavia, 212-486-9500

jgermani@sloanepr.com / jpavia@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Richmond Brothers, Inc. (“Richmond Brothers”) and Mark H. Ravich, together with the other participants named herein, have filed a preliminary proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their highly-qualified director nominee at the 2017 annual meeting of shareholders of Rockwell Medical, Inc., a Michigan corporation (the “Company”).

RICHMOND BROTHERS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Norman J. Ravich Irrevocable Trust (“NJR Trust”), Norman and Sally Ravich Family Trust (“NSR Trust”), Alexander Coleman Ravich 1991 Irrevocable Trust (“ACR Trust”), Alyssa Danielle Ravich 1991 Irrevocable Trust (“ADR Trust”), Mark H. Ravich, Richmond Brothers, RBI Private Investment I, LLC (“RBI PI”), RBI Private Investment II, LLC (“RBI PII”), RBI PI Manager, LLC (“RBI Manager”), Richmond Brothers 401(k) Profit Sharing Plan (“RBI Plan”), David S. Richmond and Matthew J. Curfman.

As of the date hereof, NJR Trust beneficially owned 44,400 shares of common stock, no par value per share (the “Common Stock”). As of the date hereof, NSR Trust beneficially owned 18,500 shares of Common Stock, consisting of shares underlying certain call options. As of the date hereof, ACR Trust beneficially owned 25,000 shares of Common Stock. As of the date hereof, ADR Trust beneficially owned 25,000 shares of Common Stock. As of the date hereof, Mr. Ravich directly beneficially owned 354,750 shares of Common Stock, including 70,000 shares underlying certain call options. Mr. Ravich, as the trustee of each of NJR Trust, NSR Trust, ACR Trust and ADR Trust, may be deemed to beneficially own the 112,900 shares beneficially owned in the aggregate by such trusts. As of the date hereof, 5,169,177 shares of Common Stock were held in certain accounts managed by Richmond Brothers (the “Separately Managed Accounts”). Richmond Brothers, as the investment advisor to the Separately Managed Accounts, may be deemed to beneficially own the 5,169,177 shares held in the Separately Managed Accounts. As of the date hereof, RBI PI beneficially owned 164,841 shares of Common Stock. As of the date hereof, RBI PII beneficially owned 29,802 shares of Common Stock. RBI Manager, as the manager of RBI PI and RBI PII, may be deemed to beneficially own the 164,841 shares owned by RBI PI and 29,802 shares owned by RBI PII. As of the date hereof, RBI Plan beneficially owned 41,495 shares of Common Stock. As of the date hereof, Mr. Richmond beneficially owned directly 176,412 shares of Common Stock. Mr. Richmond, as Chairman of Richmond Brothers, manager of RBI Manager and a trustee of RBI Plan, may also be deemed to beneficially own the 5,169,177 shares held in the Separately Managed Accounts, 164,841 shares owned by RBI PI, 29,802 shares owned by RBI PII and 41,495 Shares owned by RBI Plan. Mr. Richmond may also be deemed to beneficially own the 28,096 shares owned directly by his spouse, 147 shares owned directly by his daughter and 7 shares owned directly by his son. As of the date hereof, Mr. Curfman beneficially owned directly 40,684 shares of Common Stock. Mr. Curfman, as President of Richmond Brothers and a trustee of RBI Plan, may also be deemed to beneficially own the 5,169,177 shares held in the Separately Managed Accounts and 41,495 Shares owned by RBI Plan. Mr. Curfman may also be deemed to beneficially own the 34,385 shares owned directly by his spouse.